Exhibit 9

                         [MATLINPATTERSON LETTERHEAD]


April 11, 2003

Polymer Group, Inc.
P.O. Box 5069
North Charleston, SC 29405

Ladies and Gentlemen:

          MatlinPatterson Global Opportunities Partners L.P. (the "Fund") currently beneficially owns and controls $38.0 million aggregate principal amount of the 10% Convertible Subordinated Notes due 2007 (the "Junior Notes") issued by Polymer Group, Inc. (the "Company") pursuant to the indenture dated as of March 5, 2003 (the "Indenture"), between the Company and Wilmington Trust Company, as trustee. The Junior Notes are convertible into shares of the Company's Class A common stock at the option of the holder at any time and currently bear cash interest at the rate of 10% per annum (12% in the case of a default under the Junior Notes). The Fund has also caused to be issued an irrevocable letter of credit dated as of March 5, 2003 (the "Letter of Credit"), in favor of JPMorgan Chase Bank, as administrative agent for the lenders under the Company's Third Amended, Restated and Consolidated Credit Agreement dated as of March 5, 2003 (the "Credit Agreement"). The Fund and the Company are party to the Senior Subordinated Note Purchase Agreement dated as of March 5, 2003 (the "Senior Note Agreement"), which provided for the issuance to the Fund of a Senior Subordinated Note dated as of March 5, 2003 (the "Senior Note"), to evidence future drawings under the Letter of Credit. The Senior Note bears interest on a cash basis at the rate of 10% per annum (12% in the case of a default under the Senior Note) on any outstanding amounts.

          The Company has obtained the consent of the lenders under the Credit Agreement to enter into Amendment No. 1 thereto substantially in the form of Exhibit A attached hereto ("Amendment No. 1 "), and the Company and the lenders have entered into Amendment No. 1. Solely for the purpose of assisting the Company in maintaining compliance with the financial covenants during the period beginning on March 6, 2003 and ending on January 4, 2004 (the "Period"), the Fund hereby agrees with the Company to take the following steps as follows:

1. The Fund will amend the Senior Note and such of the Junior Notes it holds or controls so that interest that accrues on such Senior Note from March 6, 2003 until January 31, 2005 and interest that accrues on such Junior Notes from March 6, 2003 until January 5, 2004, will not be required to be paid by the Company in cash, but rather will, at the sole option of the Company, be payable by having the Company issue an additional principal amount of Senior Note and Junior Notes, respectively ("PIK Notes"), which PIK Notes shall also provide that interest is payable in additional principal amount of Senior Note and Junior Notes, respectively, in full and complete satisfaction of any and all accrued and unpaid interest on such Senior Note and Junior Notes. The Fund will also consent to the necessary changes to the Senior Note Agreement and the Indenture to allow for the issuance of PIK Notes.

2. In the event that on or before May 15, 2004, the Company is unable to meet the financial covenants contained in Section 9.10 (b) of the Credit Agreement (the "Senior Leverage Covenant"), Section 9.10 (c) of the Credit Agreement (the "Interest Covenant"), or Section 9.10 (d) of the Credit Agreement (the "Adjusted Interest Covenant"), the Fund will allow the Company to instruct the Agent to (and if the Company fails to so instruct the Agent, the Agent may) draw under the Letter of Credit and use the proceeds from such drawing to make a corresponding dollar-for-dollar reduction of an amount outstanding under the Credit Agreement, up to the full amount of the remaining balance of the Letter of Credit, to be in compliance with such Covenant.

3. In the event that the Company is unable to meet the financial covenant contained in Section 9.10 (a) of the Credit Agreement (the "Leverage Covenant"), including in the circumstance resulting from a drawing under the Letter of Credit to comply with the Senior Leverage Covenant and corresponding increase in the amount outstanding under the Senior Note, at the request of the Company at any time on or before May 15, 2004, the Fund will convert such of its Junior Notes into shares of Class A common stock to reduce total outstanding indebtedness of the Company such that the Company will, following such conversion, be in compliance with the Leverage Covenant.

4. In the event that the Company has undertaken the actions set forth in paragraphs 1, 2 and 3 above and, after taking such actions the Company is unable to meet the Interest Covenant solely for the 12-month period ending on the last day of the Company's third fiscal quarter of 2003, the Fund will purchase additional securities from the Company in an aggregate principal amount of up to $10 million (the "New Securities"), such that following any such purchase, the Company will be in compliance with the Interest Covenant. The New Securities will be in the form of senior subordinated debt or equity securities, as may be agreed between the Fund and the Company. In the event the New Securities are senior subordinated debt securities, any interest payments required to be made during the Period shall only be made by issuing additional principal amount of New Securities, and no cash payment shall be made in respect of interest payments on the New Securities during the Period.


All of the obligations of the Fund contained in this agreement are subject to the continuing condition that Amendment No. 1 shall be in full force and effect. This agreement is for the sole benefit of the Company, is only enforceable by the Company, and may not be relied upon by any third party. No party shall become a third party beneficiary as a result of this agreement.

          If you are in agreement with the above terms, please indicate your acceptance by signing and returning a copy to us, following which this shall become a binding agreement.



                                MatlinPatterson Global Opportunities
                                Partners L.P.

                                By: MatlinPatterson Global Advisors
                                    LLC, its investment advisor

                                By:______________________________________
                                   Name:
                                   Title:


Confirmed and agreed:
Polymer Group, Inc.


By: _______________________
    Name:
    Title:

                                                        MTH&M Draft 04/08B/03

                               AMENDMENT NO. 1

          AMENDMENT NO. 1 dated as of March 29, 2003, between POLYMER GROUP, INC. (the "Borrower"), each of the entities identified on the signature pages hereto under the caption "GUARANTORS" (individually, a "Guarantor", and together with the Borrower, the "Obligors") and JPMORGAN CHASE BANK, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the "Administrative Agent").

          The Borrowers, the Guarantors, certain lenders (the "Lenders") and the Administrative Agent are party to a Third Amended, Restated and Consolidated Credit Agreement dated as of March 5, 2003 (the "Credit Agreement") providing for the restructuring of the obligations of the Borrower in respect of the Existing Loans (as defined in the Credit Agreement) and Existing Letters of Credit (as therein defined), and providing for new revolving credit loans and other extensions of credit in an aggregate principal or face amount of up to U. S. $50,000,000. The Obligors wish to amend the Credit Agreement in certain respects and, in that connection, the Administrative Agent has been granted authority by the Majority Lenders (as defined in the Credit Agreement) to execute and deliver this Amendment No. 1. Accordingly, the Obligors and the Administrative Agent on behalf of the Majority Lenders hereby agree as follows:

          Section 1. Definitions. Capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement.

          Section 2. Amendments. Subject to the satisfaction of the conditions precedent specified in Section 4 below, but effective as of the date hereof, the Credit Agreement shall be amended as follows:

          2.01. General. References in the Credit Agreement (including references to the Credit Agreement as amended hereby) to "this Agreement" or words of similar import (including indirect references to the Credit Agreement) shall be deemed to be references to the Credit Agreement as hereby amended.

          2.02. Definitions. Section 1.01 of the Credit Agreement shall be amended by amending the following definitions (to the extent already included in said Section 1.01) and adding the following definitions in the appropriate alphabetical location (to the extent not already included in said Section 1.01):

          "Debt Issuance" shall mean any issuance or sale of Indebtedness, other than (i) Indebtedness expressly permitted to be incurred pursuant to Section 9.07 hereof as in effect on the date hereof, (ii) any other Indebtedness to which the Majority Lenders shall have consented to the extent that each of the Lenders shall have agreed such Indebtedness shall not constitute a "Debt Issuance" for purposes hereof and (iii) Future Refinancing


                              Amendment No. 1

     Debt to the extent the proceeds thereof are applied to the payment of the principal of (and accrued interest and redemption premium, if any, on) the New Senior Subordinated Notes or Junior Subordinated Convertible Notes. It is understood and agreed that any issuance of New Senior Subordinated Notes (other than any such issuance arising upon a drawing under the GOF Letter of Credit as provided in Section 9.07(g)(i) hereof) shall constitute a "Debt Issuance" under and for all purposes of this Agreement.

          "Qualified Issuance Proceeds" shall mean Net Available Proceeds received after the date hereof from either (i) an issuance of New Senior Subordinated Notes (other than any such issuance arising upon a drawing under the GOF Letter of Credit as provided in Section 9.07(g)(i) hereof) or (ii) an Equity Issuance, or from any combination thereof.

          "Qualified Prepayment Proceeds" shall mean, proceeds representing either (i) proceeds of a drawing under the GOF Letter of Credit pursuant to the second paragraph of Section 3.01(c) hereof or (ii) proceeds constituting the first U. S. $10,000,000 of Qualified Issuance Proceeds received by the Borrower after the date hereof and applied to the prepayment of Loans, and deposit of funds into the Term Letter of Credit Collateral Account, as required by Section 2.10(b) or 2.10(e) hereof, as applicable.

          2.03. Interest Expense Definition. Section 1.01 of the Credit Agreement shall be amended by amending in its entirety the last paragraph of the definition of "Interest Expense" as follows:

     "Notwithstanding the foregoing, (i) other than for purposes of determining Excess Cash Flow, if during any period for which Interest Expense is being determined the Borrower or any of its Restricted Subsidiaries shall have consummated any Disposition then, for all purposes of this Agreement, Interest Expense shall be determined on a pro forma basis as if such Disposition (and any Indebtedness repaid as a result of such Disposition) had been made or consummated (and such Indebtedness incurred or repaid) on the first day of such period (such pro forma determination to take into account, inter alia, any increases or decreases in the Applicable Margin that would have occurred had such Disposition, and related incurrence or repayment of Indebtedness, occurred on the first day of such period), (ii) if, as at any date (a "calculation date"), fewer than four complete consecutive fiscal quarters have elapsed subsequent to the Effective Date, Interest Expense shall be calculated (after giving effect to the adjustments contemplated in the foregoing clause (i)) only for the portion of such period commencing on the Effective Date and ending on the calculation date and shall then be annualized by multiplying the amount of such Interest Expense by a fraction, the numerator of which is 365 and the denominator of which is the number of days during the period commencing on the day immediately following the Effective Date through and including the calculation date,
     (iii) if, at any time any prepayment shall be made in respect of the Term Loans from any Qualified Prepayment Proceeds, Interest Expense shall be determined for the relevant period on a pro forma basis as if such prepayment (and any New Senior Subordinated Notes that are issued as a result of any drawing under the GOF Letter of Credit) had occurred (or been issued) at the beginning of such period and (iv) if all or any


                                Amendment No. 1
portion of the Junior Subordinated Convertible Notes shall be converted into equity of the Borrower as provided in the Junior Subordinated Convertible Notes Indenture, Interest Expense shall be determined for the relevant period on a pro forma basis as if such conversion had occurred at the beginning of such period."

          2.04. Optional Prepayments. Section 2.09(d) of the Credit Agreement is hereby amended to read in its entirety as follows:

          "(d) prepayments of Term Loans, and deposits of funds into the Term Letter of Credit Collateral Account, shall be applied to the payments and deposits required to be made under Section 3.01(b) hereof in inverse order of maturity and may not be reborrowed; provided that, if specified by the Borrower at the time notice of such prepayment is delivered to the Administrative Agent, up to an aggregate of U.S. $25,000,000 of the Covered Installments (as defined in Section 3.01(c) hereof) may be prepaid in direct order of maturity."

          2.05. Optional Prepayments. Section 2.10(e) of the Credit Agreement is hereby amended to read in its entirety as follows:

          "(e) Equity Issuance. Upon any Equity Issuance, the Borrower shall prepay the Loans (and/or provide cover for Letter of Credit Liabilities as specified in Sections 2.03(b)(v) and 2.03(c)(vi) hereof), and/or the Revolving Credit Commitments shall be subject to automatic reduction, in an aggregate amount equal to 50% of the Net Available Proceeds thereof, if any, such prepayment and/or reduction to be effected in each case in the manner and to the extent specified in paragraph (i) below, provided that, notwithstanding the foregoing, in the case of any Net Available Proceeds of an Equity Issuance received by the Borrower during the fiscal year ending January 3, 2004, the Borrower shall be required to prepay the Loans (and/or provide cover for Letter of Credit Liabilities) in an amount equal to 100% of the first U. S. $10,000,000 of such Net Available Proceeds."

          2.06. Mandatory Prepayments. Section 2.10(i) of the Credit Agreement is hereby amended by adding a new paragraph at the end thereof to read as follows:

          "In addition, notwithstanding anything herein to the contrary, the portion of the proceeds of the first U.S. $10,000,000 of Qualified Issuance Proceeds received by the Borrower during the fiscal year ending January 4, 2004 shall be applied to the prepayment of the installments of the Term Loans, and cover for the Term Letter of Credit Liabilities, in direct order of maturity."

          2.07. GOF Letter of Credit. Section 3.01(c) of the Credit Agreement is hereby amended by adding a new paragraph at the end thereof to read as follows:

          "In addition to the foregoing, in the event that at the time the Borrower delivers notice of a prepayment under Section 2.09(d) hereof it specifies that such prepayment is to be applied to the Covered Installments in direct order of maturity, the Borrower may also request that the Administrative Agent obtain the required funds for such prepayment

                               Amendment No. 1
     by drawing under the GOF Letter of Credit in an amount equal to such requested prepayment. In such event, the Administrative Agent shall make such drawing within five Business Days of such request, and shall apply the proceeds thereof to such prepayment. To the extent that at any time on or before May 15, 2004 the Borrower shall fail to be in compliance with Section 9.10(b), 9.10(c) or 9.10(d) hereof and, after two Business Days' notice from the Administrative Agent to the Borrower of the Administrative Agent's intent to make a drawing on the GOF Letter of Credit, there is no outstanding request from the Borrower to make a drawing pursuant to the preceding two sentences, the Borrower hereby irrevocably authorizes and directs the Administrative Agent to draw the full undrawn face amount of the GOF Letter of Credit to be applied to the Covered Installments in direct order of maturity as provided above (and, for these purposes, agrees that upon such failure to comply, Terms Loans and cover for Term Letters of Credit, in an aggregate amount equal to the full undrawn face amount of the GOF Letter of Credit, shall be due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower)."

          2.08. Indebtedness Covenant. Section 9.07(g) of the Credit Agreement is hereby amended to read in its entirety as follows:

          "(g) Indebtedness of the Borrower in respect of the New Senior Subordinated Notes (and of any other Group Member, other than a Group Member that does not Guarantee the obligations of the Borrower hereunder, in respect of a Guarantee of the New Senior Subordinated Notes, so long as any such Guarantee is subordinated to the Guarantee hereunder) issued to GOF either (i) upon any drawing under the GOF Letter of Credit and to evidence the reimbursement obligations of the Borrower to GOF in respect of such drawing, in an aggregate principal amount up to but not exceeding
     U. S. $25,000,000 or (ii) otherwise after the date hereof in an aggregate additional amount up to but not exceeding U.S. $35,000,000, together with in each case interest accrued thereon for any period added to the principal thereof;"

          2.09. Certain Financial Covenants. New Section 9.10(e) is hereby inserted into the Credit Agreement to read as follows:

          "(e) Certain Cure Rights. Notwithstanding the provisions of Section 10 hereof, but without limiting the obligations of the Borrower under
     Section 9.10(c) or 9.10(d) hereof, a breach by the Borrower as at the last day of any fiscal quarter of its obligations under said Section 9.10(c) or 9.10(d) shall not constitute an Event of Default hereunder (except for purposes of Section 7 hereof) until the date (for purposes of this paragraph (e), the "Cut-Off Date") which is the earlier of the date five days after (i) the date the financial statements for the Borrower and its Subsidiaries with respect to such fiscal quarter are delivered pursuant to Section 9.01(b) hereof or (ii) the latest date on which such financial statements are required to be delivered pursuant to said
     Section 9.01(b), provided that, (x) if following the last day of such fiscal quarter and prior to the Cut-Off Date, either (A) the Borrower shall have prepaid the Term Loans, and made deposits into the Term Letter of Credit Collateral Account, from available cash, or (B) GOF shall have converted Junior Subordinated Convertible Notes into equity, in the


                                Amendment No. 1
     aggregate for clauses (A) and (B) in an amount sufficient to bring the Borrower into compliance with said Section 9.10(c) or 9.10(d) assuming that the Interest Coverage Ratio and the Adjusted Interest Coverage Ratio (as the case may be), as of the last day of such fiscal quarter were calculated on a pro forma basis as provided in the definition of "Interest Expense" giving effect to such prepayment and conversion, then such breach or breaches shall be deemed to have been cured and (y) breaches of Sections 9.10(c) and 9.10(d) hereof may not be deemed to be cured pursuant to this Section 9.10(e) more than three times during the term of this Agreement."

          2.10. Event of Default. Section 10 of the Credit Agreement is hereby amended by deleting the comma at the end of paragraph (n) thereof and inserting "; or" in lieu thereof, and inserting a new paragraph (o) after said paragraph (n) to read as follows:

          "(o) The amendments to the New Senior Subordinated Notes Indenture, and the amendments to (or exchange of) the Junior Subordinated Convertible Notes, contemplated by Section 4(b) of Amendment No. 1 hereto shall not have been effected in a manner in form and substance satisfactory to the Administrative Agent on or before May 31, 2003,"

          Section 3. Representations and Warranties. Each Obligor hereby represents and warrants to the Administrative Agent and the Lenders that that
(a) after giving effect to the amendments set forth in Section 2 of this Amendment No. 1, no Default has occurred and is continuing and (b) the representations and warranties set forth in Section 8 of the Credit Agreement as amended hereby are true and complete on the date hereof as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) and as if each reference in said Section 8 to "this Agreement" included reference to the Credit Agreement as amended hereby.

          Section 4. Conditions to Effectiveness. As provided in Section 2, the amendments to the Credit Agreement set forth in Section 2 are subject to, and will become effective as of the date hereof upon satisfaction of the following conditions precedent (including, with respect to each document required below to be delivered, that the Administrative Agent shall have received each such document, which shall be satisfactory in form and substance to the Administrative Agent):

          (a) Execution. This Amendment No. 1 shall have been duly executed by each Obligor and the Administrative Agent (having obtained the consent of the Majority Lenders) as provided on the signature pages hereof.

          (b) Subordinated Debt Documents. The Borrower shall have received a commitment from GOF to (i) amend the New Senior Subordinated Notes Indenture to provide that interest on the New Senior Subordinated Notes accrued from the Effective Date through January 31, 2005, if any such Notes are issued, be added to the principal of such Notes and not be payable in cash, (ii) either (x) amend the Junior Convertible Subordinated Notes Indenture to provide that interest on the Junior Subordinated Convertible Notes held by GOF accrued from the Effective Date through January 5, 2004 shall be added to the principal of such Notes and not be payable in cash, or (y) exchange

                                Amendment No. 1
     any Junior Subordinated Convertible Notes held by GOF for a new series of junior subordinated convertible notes with identical terms as the outstanding Junior Subordinated Convertible Notes, other than to provide that interest accrued from the Effective Date through January 5, 2004 (including interest on the Junior Subordinated Convertible Notes for periods prior to such exchange) on such new junior subordinated convertible notes be added to the principal of such new notes and not be payable in cash and (iii) do such further acts and things as may be required to effect the purposes of this Amendment No. 1.

          The Administrative Agent hereby consents to the foregoing for purposes of Section 9.14 of the Credit Agreement. In addition, to the extent the outstanding Junior Subordinated Convertible Notes are exchanged as provided above, the Obligors and the Administrative Agent agree to further amend the Credit Agreement as shall be appropriate to provide that such new notes, and any related indenture, shall be substituted in the Credit Agreement for the term "Junior Subordinated Convertible Notes" and "Junior Subordinated Convertible Notes Indenture".

          (c) Conversion of Junior Subordinated Convertible Notes. The Borrower shall have received a commitment from GOF pursuant to which GOF shall agree, if requested at any time on or before May 15, 2004 by the Borrower, to convert outstanding Junior Subordinated Convertible Notes (or any new junior subordinated convertible notes issued as contemplated in paragraph (b) above) held by GOF in an aggregate amount up to the lesser of U. S. $38,000,000 or the amount necessary to cure or avoid any breach of the requirements of Section 9.10(a) of the Credit Agreement existing, or expected to exist, at the time of such request, into equity of the Borrower (as provided in the Junior Subordinated Convertible Notes Indenture, or any new junior subordinated convertible notes indenture contemplated in paragraph (b) above).

          (d) Additional Equity or New Senior Subordinated Notes. The Administrative Agent shall have received an executed copy of a letter issued by GOF to the Borrower pursuant to which, in the event that the Borrower shall fail to be in compliance with the requirements of Section 9.10(c) of the Credit Agreement as at the last day of the third fiscal quarter in 2003, and subject to the other conditions therein referred to, GOF agrees to make either an equity investment in the Borrower, or to purchase additional New Senior Subordinated Notes as contemplated in
     Section 9.07(g)(ii), in an aggregate amount of up to U.S. $10,000,000.

          (e) Amendment Fee. The Administrative Agent shall have received, for the account of each Lender that, not later than 5:00 p.m. New York City time on April 10, 2003, has authorized the Administrative Agent to execute and deliver this Amendment No. 1, an amendment fee in an amount equal to 0.10% of the sum of such Lender's Revolving Credit Exposure, Term Loans and Uncovered Term Letter of Credit Liability on the date of such effectiveness.

                                Amendment No. 1

          (f) Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent or Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to JPMCB, may reasonably request.

          Section 5. Miscellaneous. Except as herein provided, the Credit Agreement shall remain unchanged and in full force and effect. For the avoidance of doubt, this Amendment No. 1 shall not constitute or be deemed, or interpreted as, a novation. This Amendment No. 1 may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Amendment No. 1 by signing any such counterpart. This Amendment No. 1 shall be governed by, and construed in accordance with, the law of the State of New York.


                               Amendment No. 1

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. I to be duly executed and delivered as of the day and year first above written.

                                            THE BORROWER

                                                 POLYMER GROUP, INC.


                                            By:________________________________
                                               Name:
                                               Title:


                                  GUARANTORS


BONLAM (S.C.), INC.                         CHICOPEE HOLDINGS B.V.

By:___________________________________    By:__________________________________
  Name:                                      Name:
  Title:                                     Title:


CHICOPEE, INC.                              DOMINION TEXTILE MAURITIUS


By:___________________________________    By:__________________________________
  Name:                                      Name:
  Title:                                     Title:


DOMINION TEXTILE (USA) INC.               DT ACQUISITION INC.


By:___________________________________    By:__________________________________
  Name:                                      Name:
  Title:                                     Title:


FABPRO ORIENTED POLYMERS, INC.            FABRENE CORP.


By:___________________________________    By:__________________________________
  Name:                                      Name:



                               Amendment No. 1

  Title:                                     Title:


FABRENE GROUP, INC.                        FABRENE GROUP, L.L.C.


By:___________________________________    By:__________________________________
  Name:                                      Name:
  Title:                                     Title:


FIBERGOL CORPORATION                       FIBERTECH GROUP, INC.


By:___________________________________    By:__________________________________
  Name:                                      Name:
  Title:                                     Title:


FNA ACQUISITION INC.                       FNA POLYMER CORP.


By:___________________________________    By:__________________________________
  Name:                                      Name:
  Title:                                     Title:


LORETEX CORPORATION                       PGI ASSET MANAGEMENT COMPANY


By:___________________________________    By:__________________________________
  Name:                                      Name:
  Title:                                     Title:


PGI EUROPE, INC.                         PGI POLYMER, INC.




PGI NEUNKIRCHEN GMBH                      PGI SERVICING COMPANY



                               Amendment No. I

By:___________________________________    By:__________________________________
  Name:                                      Name:
  Title:                                     Title:



By:___________________________________
  Name:
  Title:



POLY-BOND INC.                            PNA CORP.


By:___________________________________    By:__________________________________
  Name:                                      Name:
  Title:                                     Title:



POLYIONIX SEPARATION                      PRISTINE BRANDS CORPORATION
TECHNOLOGIES, INC.


By:___________________________________    By:__________________________________
  Name:                                      Name:
  Title:                                     Title:

TECHNETICS GROUP, INC.


By:___________________________________
  Name:
  Title:


                             ADMINISTRATIVE AGENT
                             --------------------

                                         JPMORGAN CHASE BANK, as Administrative
                                            Agent

                                         By:________________________________
                                            Name:
                                            Title:


                                Amendent No. 1